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                                                                EXHIBIT(a)(2)

         Second Certificate of Amendment to First Amended and Restated
                       Agreement and Declaration of Trust

                                       of

         VAN KAMPEN AMERICAN CAPITAL PENNSYLVANIA TAX FREE INCOME FUND


     Van Kampen American Capital Pennsylvania Tax Free Income Fund, a common law trust with transferable shares organized and existing under and by virtue of the laws of the Commonwealth of Pennsylvania (the "Trust"), DOES HEREBY CERTIFY:

          FIRST: That the Trustees considered a proposal to change the Trust's name to delete the word "American Capital". Subsequently, the Trustees unanimously adopted a resolution setting forth a proposed amendment to the First Amended and Restated Agreement and Declaration of Trust, dated as of July 21, 1995, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

          RESOLVED, that the proper officers of each Trust be, and each of them hereby is authorized and directed, in the name and on behalf of such Trust, to take all actions to cause to be prepared and filed all other documents, to make all expenditures and to execute all instruments by them to be necessary or desirable in effectuating a name change for each Trust to delete the word "American Capital", including without limitation the preparation of an amendment to each Trust's Declaration of Trust, notification to the exchanges, the employment or retention of all such counsel, accountants and experts as may be deemed advisable by them, and the taking of such actions, the execution and filing or delivery of such documents, and the performance of such acts by them shall be conclusive evidence of their approval thereof and the approval thereof and authority therefor by and from such Trust.

          SECOND: That the proper officers of the Trust have authorized and directed that the Declaration of Trust be amended by changing the first paragraph of Article I thereof so that as amended, said paragraph shall be and read as follows:

               Section 1.1 NAME. The name of the Trust created hereby is the Van Kampen Pennsylvania Tax Free Income Fund.

          THIRD:   That such name change shall become effective as of the close of business on Monday, July 13, 1998

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     IN WITNESS WHEREOF, Van Kampen American Capital Pennsylvania Tax Free
Income Fund has caused this Certificate of Amendment to be executed in its name this 13th day of July, 1998.


                                                  VAN KAMPEN AMERICAN CAPITAL
                                                  PENNSYLVANIA TAX FREE INCOME
                                                  FUND

                                                         /s/ Wayne W. Whalen
                                                  By:  _______________________
                                                  Name:  Wayne W. Whalen
                                                  Title: Trustee